Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2012, with respect to the consolidated financial statements included in the Annual Report of Laredo Petroleum Holdings, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statement of Laredo Petroleum, Inc. on Form S-4 (File No. 333-173984, effective December 13, 2011) and in the Registration Statement of Laredo Petroleum Holdings, Inc. on Form S-8 (File No. 333-178828, effective December 30, 2011).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 20, 2012